Exhibit 99.1

Aquinox Pharmaceuticals Announces Second Quarter 2014 Financial Results

Conference Call at 4:45 pm Eastern Time Today

Vancouver, British Columbia – August 11, 2014 – Aquinox Pharmaceuticals, Inc. (“Aquinox”) (NASDAQ: AQXP), a clinical-stage pharmaceutical company discovering and developing targeted therapeutics for inflammatory disease and cancer, today provided a corporate update and reported financial results for the second quarter ending June 30, 2014.

“We continue to make progress with our Phase 2 trials of AQX-1125 and are pleased to announce an accepted IND for the FLAGSHIP trial. This is in addition to the IND for our LEADERSHIP trial announced in June of this year, with U.S. sites being added for both trials. Obtaining feedback and acceptance from the FDA will aid our current trials and future development planning,” said Mr. David Main, President and CEO of Aquinox.

“Our Phase 2 trials are both approximately 50% enrolled but may require additional time than originally forecast to complete. We are confident that with geographic expansion into the U.S. and other jurisdictions we are well positioned to maximize enrollment for the trials’ remaining duration”

Aquinox now expects to report top-line data from both LEADERSHIP and FLAGSHIP trials in the first half of 2015. In addition to LEADERSHIP and FLAGSHIP, Aquinox has selected two new disease indications to initiate exploratory Phase 2 trials: chronic rhinosinusitis and atopic dermatitis. Financial results are in line with expectations and existing cash balances are expected to be sufficient to complete both ongoing Phase 2 trials and planned exploratory Phase 2 trials.

Business Highlights

•	Enrollment of patients in FLAGSHIP, a Phase 2 trial of AQX-1125 in chronic obstructive pulmonary disease (COPD) exacerbations, is ongoing. Enrollment is occurring across Northern and Central Europe, Australia and New Zealand. Aquinox is in the process of adding sites in the United States. The trial is designed to evaluate the safety and efficacy of AQX-1125 in approximately 350-400 unstable, moderate to severe COPD patients with a history of frequent exacerbations.

•	Enrollment of patients in LEADERSHIP, a Phase 2 trial of AQX-1125 in bladder pain syndrome/interstitial cystitis (BPS/IC), is ongoing. Enrollment is occurring across Canada and the United States. The trial is designed to evaluate the safety and efficacy of AQX-1125 in approximately 70 female patients with BPS/IC.

•	Additional indications selected for AQX-1125. Two additional disease indications have been selected for exploratory Phase 2 trials with AQX-1125, chronic rhinosinusitis with nasal polyps and atopic dermatitis. Aquinox plans to initiate at least one of these trials in the second half of 2014.

Summary of Financial Results

•	Cash Position. Cash, cash equivalents, short-term and long-term investments totaled $52.4 million as of June 30, 2014, compared to $13.8 million as of December 31, 2013. This increase was primarily driven by the proceeds from Aquinox’s initial public offering, which was completed in March 2014.

•	R&D Expenses. Research and development expenses for the second quarter of 2014 increased to $4.6 million from $1.2 million in the second quarter of 2013. This increase was in line with expectations and primarily due to the ongoing advancement of AQX-1125 through the FLAGSHIP and LEADERSHIP trials.

•	G&A Expenses. General and administrative expenses for the second quarter of 2014 increased to $1.1 million from $0.4 million in the second quarter 2013. This increase was primarily due to costs associated with operating as a public company.

•	Net Loss. Net loss for the second quarter of 2014 was $5.4 million compared to a net loss of $0.8 million for the second quarter of 2013. The increase in net loss was primarily due to the ongoing advancement of AQX-1125 through the FLAGSHIP and LEADERSHIP trials, and costs associated with operating as a public company.

In conjunction with the reporting of these financial results, Aquinox will be hosting its biannual conference call and webcast on August 11, 2014, at 4:45 PM Eastern Time (1:45 PM Pacific). Participants can join the call at 1-866-357-7878 (North America) or 1-315-625-3088 (International) with the conference ID 83462572. The live audio webcast may be accessed through the “Events & Presentations” page in the “Investor Relations” section of the company’s website at www.aqxpharma.com.

About Aquinox Pharmaceuticals, Inc.

Aquinox is a clinical-stage pharmaceutical company discovering and developing novel, small molecule therapeutics targeting SH2-containing inositol-5’-phosphatase 1 (“SHIP1”) for the treatment of inflammatory disease and cancer. For more information please visit www.aqxpharma.com.

Cautionary Note on Forward-looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to data availability from ongoing clinical trials and initiation of future clinical trials. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our ability to enroll patients in our clinical trials at the pace that we project; our expectations regarding the potential safety, efficacy or clinical utility of AQX-1125; and reasons outside of our control. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed with the Securities and Exchange Commission. Aquinox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Brendan Payne,

Senior Manager, Investor Relations

Aquinox Pharmaceuticals, Inc.

604-629-9223 Ext. 109

bpayne@aqxpharma.com

Bianca Nery

Senior Account Executive

MacDougall Biomedical Communications

650-339-7533

aquinox@macbiocom.com

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated and combined balance sheets

(Unaudited) (Expressed in U.S. dollars)

	JUNE 30, 2014	DECEMBER 31, 2013
Assets
Cash and short-term investments	$35,885,330	$13,826,992
Other current assets	457,615	1,469,359
Investments	16,487,173	—
Other assets	133,634	352,755

Total assets	$52,963,752	$15,649,106

Liabilities
Current liabilities	$2,846,116	$2,620,105
Non-current liabilities	93,096	4,863,987

Total liabilities	$2,939,212	$7,484,092

Redeemable convertible preferred stock	—	73,858,722

Stockholders’ equity (deficit)	50,024,540	(65,693,708)

Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$52,963,752	$15,649,106

AQUINOX PHARMACEUTICALS, INC.

Condensed consolidated and combined statements of operations and comprehensive loss

(Unaudited) (Expressed in U.S. dollars)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2014	2013	2014	2013
Operating expenses
Research and development	$4,551,220	$1,247,103	$6,430,734	$1,820,070
General and administrative	1,081,173	369,757	1,815,997	793,622

Total operating expenses	5,632,393	1,616,860	8,246,731	2,613,692

Other income (expenses)
Bank charges and financing costs	(2,388)	(1,769)	(456,196)	(3,603)
Change in fair value of derivative liabilities	14,501	947,886	928,430	947,886
Amortization and extinguishment of remaining discount on preferred shares upon conversion of preferred shares	—	(119,450)	(1,884,233)	(144,888)
Other income (expenses)	195,521	(21,309)	6,293	(7,472)

	207,634	805,358	(1,405,706)	791,923

Net loss before income taxes	(5,424,759)	(811,502)	(9,652,437)	(1,821,769)
Income tax	—	—	—	—

Net loss	$(5,424,759)	$(811,502)	$(9,652,437)	$(1,821,769)
Other comprehensive income – unrealized gain on available for sale securities	880	—	880	—

Comprehensive loss	$(5,423,879)	$(811,502)	$(9,651,557)	$(1,821,769)